EXHIBIT 3.7


                   Amendment to Certificate of Incorporation
                               dated June 20, 2006




                            CERTIFICATE OF AMENDMENT

                                       OF

                         CERTIFICATE OF INCORPORATION OF

                       GOLDEN RIVER RESOURCES CORPORATION

               (Under section 242 of the General Corporation Law)

         Golden River Resources Corporation, a corporation organized and existing under the General Corporations Law of the State of Delaware (the "Corporation"), does hereby certify that:

         FIRST:   The name of the Corporation is Golden River Resources
                  Corporation.

         SECOND: The Certificate of Incorporation is hereby amended by striking out Article "VIII" thereof and by substituting in lieu of said Article the following provisions:

               "VIII. The corporation shall be authorized to issue a total of one hundred million (100,000,000) shares of Common Stock, par value $.0001 per share."

         THIRD: The Amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provision of Section 228 and 242 of the General Corporations Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned has executed this certificate this 20th day of June, 2006.

                                                     /s/ Peter Lee
                                                     ----------------------
                                                     Peter J. Lee
                                                     Director and Secretary